UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Materials Pursuant to Sec. 240.14a-12

ADA-ES, INC.

____________________________________

(Name of Registrant as Specified In Its Charter)

N/A

____________________________________

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No Fee Required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

______________________________

2)	Aggregate number of securities to which transaction applies:

______________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________________

4)	Proposed maximum aggregate value of transaction:

______________________________

5)	Total fee paid:

______________________________

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

______________________________

2)	Form, Schedule or Registration Statement No.:

______________________________

3)	Filing Party:

______________________________

4)	Date Filed:

______________________________

ADA-ES, INC.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

(303) 734-1727

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2011

To Our Shareholders:

The Annual Meeting of Shareholders of ADA-ES, Inc. (“ADA-ES” or the “Company”), a Colorado corporation, will be held at 9:00 a.m. (local time) on June 7, 2011 at the Pinehurst Country Club, located at 6255 W. Quincy Avenue, Denver, Colorado, or at any postponement or adjournment thereof, for the following purposes:

1.	To elect nine directors of the Company;

2.	To ratify the Audit Committee’s selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider and vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 29, 2011 are entitled to notice of and to vote at the Annual Meeting.

Our shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

Please call on our toll-free number (888-822-8617) if you require directions or have other questions concerning the meeting.

By Order of the Board of Directors,

Mark H. McKinnies
Secretary

April 19, 2011

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 7, 2011: The Company’s Proxy Statement and Annual Report to Shareholders are Available at: www.edocumentviewer.com/ADES

PROXY STATEMENT

ADA-ES, INC.

8100 SouthPark Way, Unit B

Littleton, CO 80120

Telephone: (303) 734-1727

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2011

This Proxy Statement is furnished to the shareholders of ADA-ES, Inc. (the “Company”), a Colorado corporation, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”), to be voted at our ANNUAL MEETING OF SHAREHOLDERS to be held on Tuesday, June 7, 2011, at the Pinehurst Country Club, located at 6255 W. Quincy Avenue, Denver, Colorado and any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy is first being mailed or given to our shareholders on or about April 27, 2011. The shares represented by all proxies that are properly executed and submitted will be voted at the Meeting in accordance with the instructions indicated thereon, and if no instructions are given, then to the extent permitted by law, in the discretion of the proxy holder. Throughout this Proxy Statement, the terms “we,” “us” “our” and “our Company” refer to ADA-ES, Inc., and unless the context indicates otherwise, our consolidated subsidiaries.

VOTING RIGHTS AND VOTE REQUIRED

Our Board has fixed the close of business on March 29, 2011, as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the meeting. On the Record Date, 7,605,938 shares of our Common Stock were issued and outstanding, each of which entitles the holder thereof to one vote on all matters that may come before the Annual Meeting. We do not have any class of voting securities outstanding other than our Common Stock. An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied. If a quorum exists, actions or matters other than the election of the Board are approved if the votes cast in favor of the action exceed the votes cast opposing the action unless a greater number is required by the Colorado Business Corporation Act or our Articles of Incorporation. Abstentions will not affect the election of directors.

If as of the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then that firm or organization is the shareholder of record for purposes of voting at the Annual Meeting and you are considered the beneficial owner of shares held in “street name.” If you are a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares held in your account. If you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may vote your shares on routine matters or they may elect not to vote your shares. The proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year is considered a “routine matter,” but the other proposals being voted on at the Annual Meeting are not considered “routine matters” and brokers will not be entitled to vote on those proposals absent specific instructions and authorization from the beneficial owners of the shares. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes on a particular proposal are considered present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on any proposal other than the ratification of our public accounting firm and accordingly will have no effect on such vote.

We invite beneficial owners to attend the Annual Meeting. If you are a beneficial owner and not a shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and bring such proxy to the Annual Meeting. If you want to attend the meeting, but not vote, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 29, 2011, a copy of the voting instruction card provided by your broker or other agent or other similar evidence of ownership.

A minimum of one-third of the shares of Common Stock issued and outstanding must be represented at the meeting in person or by proxy in order to constitute a quorum. Cumulative voting is not allowed for any purpose. Assuming a quorum is present, the nine nominees receiving the highest number of votes cast will be elected as directors.

Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•

FOR the persons nominated by the Board for directors, being Robert N. Caruso, Michael D. Durham, John W. Eaves, Derek C. Johnson, Ronald B. Johnson, W. Phillip Marcum, Mark H. McKinnies, Jeffrey C. Smith and Richard J. Swanson; and

•

FOR the ratification of the Audit Committee’s selection of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

We do not know of any other matter or motion to be presented at the meeting. If any other matter or motion should be presented at the meeting upon which a vote must be properly taken, to the extent permitted by law, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with that person’s judgment, including any matter or motion dealing with the conduct of the meeting.

Voting by Mail, via the Internet or by Telephone

Shareholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. If no directions are specified, such proxies will be voted as described above.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Any shareholder who completes a proxy or votes via the Internet or by telephone may revoke the action at any time before it is exercised by delivering written notice of such revocation to the Company (c/o Mark H. McKinnies, Secretary), 8100 SouthPark Way, Unit B, Littleton, Colorado, 80120, by submitting a new proxy executed at a later date, or by attending the Annual Meeting and voting in person.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company. Georgeson Inc. will distribute proxy materials to beneficial owners, may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of ADA’s common stock held on the record date by such persons. The Company will pay Georgeson Inc. $7,500 for its proxy solicitation services plus related fees for any additional services and will reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, telephone, and electronic communications by directors, officers and other employees of the Company without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of nine members. Our Nominating and Governance Committee recommended to our Board of Directors the slate of nine directors for re-election by our shareholders, and the Board approved the recommendation and the slate of directors. Each director will hold office until the next Annual Meeting of Shareholders and thereafter until a successor is elected and qualified. Cumulative voting is not permitted in the election of directors. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE INDIVIDUALS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN FAVOR OF THE ELECTION OF THE FOLLOWING PERSONS NAMED AS OUR NOMINEES FOR DIRECTORS: ROBERT N. CARUSO, MICHAEL D. DURHAM, JOHN W. EAVES, DEREK C. JOHNSON, RONALD B. JOHNSON, W. PHILLIP MARCUM, MARK H. MCKINNIES, JEFFREY C. SMITH and RICHARD J. SWANSON.

All of the nominees are currently members of the Board. Each of the nominees has consented to be named herein and to serve if elected. We do not anticipate that any nominee will become unable or unwilling to accept nomination or election, but if this should occur, the persons named in the proxy intend to vote for the election in his stead of such other person as the Board may recommend. It is the policy and practice of the Company that all directors attend the Meeting. Six of our directors serving at the time of our 2010 Annual Meeting of Shareholders attended that meeting.

The following table sets forth certain information as to each nominee (and current director) of the Company:

Name	Age	Position and Offices	Director Since

Robert N. Caruso	59	Director, Chairman of the Compensation Committee, Member of the Nominating and Governance Committee	2006

Michael D. Durham	61	Director, President and Chief Executive Officer	2003

John W. Eaves (1)	53	Director, Member of the Compensation and Nominating and Governance Committees	2004

Derek C. Johnson (2)	50	Director, Member of the Audit and Nominating and Governance Committees	2006

Ronald B. Johnson	79	Director, Member of the Audit and Compensation Committees	2003

W. Phillip Marcum (3)	67	Chairman of the Board of Directors, Member of the Compensation and Nominating and Governance Committees	2008

Mark H. McKinnies	59	Director, Senior Vice President, Chief Financial Officer and Secretary	2003

Jeffrey C. Smith	59	Director, Chairman of the Nominating and Governance Committee and Member of the Compensation Committee	2003

Richard J. Swanson (4)	75	Director, Chairman of the Audit Committee, Member of the Compensation Committee	2006

(1)	Mr. Eaves is a director of Arch Coal, Inc., a public company located in St. Louis, Missouri (NYSE: ACI). The initial appointment of Mr. Eaves to our Board was made pursuant to a 2003 Subscription and Investment Agreement with Arch Coal, Inc. whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 100,000 shares of our common stock.

(2)	Mr. Johnson has served as a director of Qualmark Corporation, a public company (OTC.PK: QMRK), since 2008.

(3)	Mr. Marcum has served as a chairman of the board of Applied Natural Gas Fuels, Inc., a public company located in Westlake Village, California (OTC: AGAS) since 2008. He has served as a director of Key Energy Services, Inc., a public company located in Houston, Texas (NYSE: KEG) since 1996.

(4)	Mr. Swanson has served as a director and Audit Committee Chairman of Ascent Solar Technologies, Inc., a public company located in Thornton, Colorado (NASDAQ: ASTI) since January 2007.

Other than as set forth in footnote above with respect to Mr. Eaves, there are no arrangements or understandings between any directors or executive officers and any other person or persons pursuant to which they were selected as directors or executive officers.

EXPERIENCE AND QUALIFICATIONS OF DIRECTOR NOMINEES

The Nominating and Governance Committee seeks directors with strong reputations and experience in areas relevant to our strategy and operations, such as mining, environmental and chemical technologies, government regulation and relations and supply chain management. Each of the nominees for election as director holds or has held senior executive positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. The Nominating and Governance Committee also believes that each of the nominees has other key attributes that are critical to the composition of an effective Board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

The specific experience, qualifications and background of each nominee follows:

Mr. Caruso currently serves as a managing partner of B/3 Management Resources, LLC, a management consulting and technical services firm, and has held that position since 1988. Mr. Caruso has served as the general manager of Design Net Engineering, LLC, an aerospace engineering company, since 2006. Mr. Caruso has also served as Vice President of IngeniumCare, LLC, a developer of remote healthcare monitoring systems, since 2003. From 1999 to 2001, Mr. Caruso was Vice President and General Manager of Applied Science & Technology, a public company at the time, providing reactive gas processing systems and specialty power sources to the semiconductor and medical equipment markets. Previously, Mr. Caruso was an executive officer of a division of Adolph Coors Company and held several management positions with the Aluminum Company of America (ALCOA). From June 2008 to April 2010, Mr. Caruso served as Chairman of the Board of American Shipping Company ASA, a Norwegian company with U.S. operations based in Philadelphia, PA (OSL:ASMC). Mr. Caruso has a B.S. in Engineering Mechanics and B.A. in General Arts and Sciences from Pennsylvania State University and an MBA from Wayne State University. Mr. Caruso served as Chairman of the Nominating and Governance Committee from January 1 to October 13, 2010 and has served as Chairman of the Compensation Committee since October 13, 2010.

Director Qualifications:

•

Leadership Experience – Managing Partner of B/3 Management Resources, LLC; General Manager of Design Net Engineering, LLC; Vice President of IngeniumCare, LLC; Vice President and General Manager of Applied Science & Technology; Executive Officer of a division of Adolph Coors Company; Management Positions with ALCOA; Chairman of the Board of American Shipping Company ASA; Director of ADA-ES; MBA from Wayne State University.

•	Industry Experience – Senior manager at large industrial companies of technical projects including engineering product and manufacturing systems at the entities and in the capacities described above.

Dr. Durham was a co-founder in 1985 of ADA Technologies, Inc., an Englewood, Colorado private company which contracts to the federal government and others for development of emission technologies. ADA Environmental Solutions, LLC, our wholly owned subsidiary, was originally spun-out of ADA Technologies in 1996. Dr. Durham has been President, CEO and a director of the Company since 2003 and President of ADA Environmental Solutions, LLC since its formation in 1996. Dr. Durham served as a manager of ADA-CS, our joint venture with Energy Capital Partners and affiliated funds of which we own a 25.9% interest, in 2009. Dr. Durham has a B.S. in Aerospace Engineering from Pennsylvania State University, an M.S. and Ph.D. in Environmental Engineering from the University of Florida and an Executive MBA from the University of Denver. Dr. Durham is a member of the Board of the American Coal Council, a trade association of companies that sell, use and provide services related to coal, a Board member and officer of the Institute of Clean Air Companies, a trade association of companies that provide equipment to measure and control air pollution, and was appointed a member of the National Coal Council, which advises the Secretary of Energy on coal-related issues.

Director Qualifications:

•

Leadership Experience – President, CEO and a director of ADA-ES since 2003; Co-founder of ADA Technologies Inc.; President of ADA Environmental Solutions, LLC; Manager of ADA-CS; Executive MBA from the University of Denver.

•

Industry Experience – M.S. and Ph.D. in Environmental Engineering from the University of Florida; Member of the Board of American Coal Council; Board member and officer of the Institute of Clean Air Companies; Member of the National Coal Council. Senior manager of technical projects and intellectual property development at the entities and in the capacities described above.

Mr. Eaves currently serves as President, Chief Operating Officer and a director of Arch Coal, Inc., one of the nation’s largest and most efficient coal producers. Mr. Eaves previously held the position of Vice President of Marketing for Arch Coal since that company’s formation on July 1, 1997. Prior to that time, he served as President of the marketing subsidiary of Arch Mineral Corporation, one of Arch Coal’s predecessor companies. He also held various positions in sales and administration with Diamond Shamrock Company and Natomas Coal Company. Mr. Eaves holds a B.S. degree from the University of Kentucky and attended an Executive Management Program at the Wharton School of Business and an Advanced Management Program at Harvard Business School.

Director Qualifications:

•

Leadership Experience – President, Chief Operating Officer and a director of Arch Coal; various positions in sales and administration with Diamond Shamrock Company and the Natomas Coal Company; attendance at an Executive Management Program at the Wharton School of Business and an Advanced Management Program at Harvard Business School.

•	Industry Experience – In capacity as President of Arch Coal, understands coal industry and market and related coal industry product development. Arch Coal serves many of the same customers as ADA-ES.

Mr. Derek Johnson serves as the President of Fusion Specialties, a specialty supplier to the retail industry, and has held that position since September 2009 and previously from November 2005 to October 2008. Mr. Johnson previously served as the Vice President of new business development for Kennametal, a public company based in Pittsburgh, PA, a global provider of metalworking solutions using tungsten carbide inserts. Mr. Johnson held this position from October 2008 to August 2009. Since 2008, Mr. Johnson has served as a Director of Qualmark Corporation (OTC.PK: QMRK), a company that designs, manufactures, and markets proprietary equipment that rapidly and efficiently exposes product design and manufacturing-related defects for the purpose of improving product quality and reliability. From 1984 to 2005, Mr. Johnson was employed in various positions, including as President and Chief Operating Officer, by CoorsTek, a manufacturer of technical products, supplying critical components and assemblies for mining, automotive, semiconductor, aerospace, electronic, power generation, telecommunication and other high-technology applications on a global basis. He has a Higher National Certificate from Kirkcaldy College in Scotland and an Executive MBA from the University of Denver.

Director Qualifications:

•

Leadership Experience – President of Fusion Specialties; Vice President of Kennametal; Director of Qualmark Corporation; President and Chief Operating Officer of CoorsTek; Executive MBA from the University of Denver.

•	Industry Experience – Senior management and experience in the development and manufacturer of technical products in diverse international markets at the entities and in the capacities described above.

Mr. Ronald Johnson has been involved in all phases of the chemical industry, including production, compounding and distribution in domestic and international markets, for 50 years. He held a marketing position in strategic planning with DuPont, a global provider of a wide range of innovative products and services, in its Industrial and Biochemical Department; Gamlen Chemical, an international compounding company as manager of worldwide development; and Univar, a large global chemical distributor from 1968 to 1984. He served as a Board member of Charter National Bank and Trust from 1998 to 2002. Mr. Johnson also served on the Board of Earth Sciences, Inc. from 1999 to 2003. Mr. Johnson has been President of Twin-Kem International, Inc., a distributor of agricultural and industrial chemicals, since 1984, and President of ExecuVest, Inc., an oil & gas exploration company, since 1987. Mr. Johnson was Chairman of the Compensation Committee from January 1 to October 13, 2010.

Director Qualifications:

•

Leadership Experience – Strategic planning position with DuPont; Manager at Gamlen Chemical and Univar. Board member of Charter National Bank and Trust, Earth Sciences, Inc. and ADA-ES; Chairman of ADA-ES Compensation Committee; President of ExecuVest, Inc. and Twin-Kem International, Inc.

•	Industry Experience – Over 50 years of domestic and international experience in the industrial chemicals market at the entities and the capacities described above.

Mr. Marcum was appointed a director of the Company in January 2008. Mr. Marcum has served as a chairman of the board of Applied Natural Gas Fuels, Inc., a liquefied natural gas producer based in Westlake Village, California (OTC: AGAS) since 2008. He served as a director of Key Energy Services (NYSE: KEG), an oilfield services company based in Houston, Texas, since 1996. Prior to his appointment to the Board of Key Energy Services, he was the non-executive Chairman of the Board of WellTech, Inc., an energy production services company, from 1994 until March 1996, when WellTech was merged into Key Energy Services. From January 1991 to April 2007, Mr. Marcum was Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., currently known as PowerSecure International (NASDAQ: POWR), which develops energy and smart grid solutions for electric utilities, and their commercial, institutional, and industrial customers. He retired in April 2007. Mr. Marcum has been a principal in MG Advisors, LLC since April 2007. He holds a bachelor’s degree in Business Administration from Texas Tech University. Mr. Marcum has served as chairman of the Board since June 2009.

Director Qualifications:

•

Leadership Experience – Chairman of the board Applied Natural Gas Fuels; Director of Key Energy Services; Non-executive Chairman of WellTech; Chairman, President and CEO of Metretek Technologies; Chairman of the Board of ADA-ES.

•	Industry Experience – Extensive experience in oil and gas development stage and public companies at the entities and in the capacities described above.

Mr. McKinnies has served as our Chief Financial Officer and Secretary since 2003 and was appointed as Senior Vice President in September 2005. Mr. McKinnies was employed by Earth Sciences from 1978 through 2000. A CPA, Mr. McKinnies worked for Peat, Marwick, Mitchell & Co., a national accounting firm, before commencing employment at Earth Sciences in 1978. Mr. McKinnies holds a bachelors degree in Accounting from the University of Denver.

Director Qualifications:

•	Leadership Experience – Senior Vice President, Chief Financial Officer and Director of ADA-ES; Manager of ADA-CS and Clean Coal.

•	Industry Experience – Served in various capacities at Earth Sciences (the predecessor of ADA-ES) and at ADA-ES for over 30 years.

•	Finance Experience – CPA and worked at the national accounting firm Peat, Marwick, Mitchell & Co; Accounting degree from University of Denver; CFO of ADA-ES.

Mr. Smith was appointed a director of the Company in August 2003. He has unique experience with the air pollution control industry, the industry in which the Company operates, which has given him keen insight into clean air rules, as well as market dynamics and corporate decision-making within the industry. For over 17 years, as the Executive Director of ICAC, he led strategy discussions on government affairs with top management of scores of companies in the air pollution control industry. He has testified over ten times before the U.S. Congress and dozens of times before state clean air regulators. He has also written testimony on nearly 100 proposed clean air rules. He has spoken at conferences (often as the keynote speaker) focused on clean air rules and policy. Most of these national and international conferences were sponsored by organizations of industrial and utility companies who purchase air pollution controls. He is the author of over a dozen articles on clean air policy, and has been quoted widely in clean air trade journals, as well as The Washington Post, New York Times, and Wall Street Journal. Early in his career Mr. Smith served as an appellate litigation attorney for the U.S. Environmental Protection Agency, for which he received two special bonus awards for negotiation and brief-writing in matters involving the utility and coal industries. Mr. Smith also was a founder and acted as managing partner in ESI International from 1981 until April 2003. ESI is a consulting company that employs attorneys, engineers and scientists, and ESI’s primary client base is companies in the air pollution control field. After leaving ESI in 2005, Mr. Smith had his own consulting firm, the Law Offices of Jeffrey C. Smith, until December 2009, representing members of the air pollution control industry on government affairs. He has been retired for one year. Mr. Smith holds a B.A., magna cum laude, in economics from Duke University, where he was elected to Phi Beta Kappa. He also has a J.D. from The University of Michigan Law School. Mr. Smith is chairman of the Nominating and Governance Committee, a position he has held since October 13, 2010. He served on the Company’s audit committee from January 1 to October 13, 2010 and as our Chairman of the Board from March 2006 until June 2009.

Director Qualifications:

•	Leadership Experience – Executive Director of ICAC; Founder and Managing Partner of ESI and the Law Offices of Jeffrey Smith; Chairman of ADA-ES.

•	Industry Experience – Extensive and varied experience within the air pollution control industry and author of over a dozen articles on clean air policy.

•	Government Experience – Testified before Congress and state regulators. Appellate litigation attorney for the EPA.

Mr. Swanson was appointed a director of the Company in July 2006. Mr. Swanson has been an advisor and performance coach to CEOs and business owners in Colorado for 15 years through an affiliation with Vistage International, Inc. (formerly the Executive Committee), the world’s leading CEO membership organization. Previously he was with Accenture, an international consulting firm, was the CFO of the Denver Regional Transportation District (“DRTD”), a $200 million company, and was the founder and president of Real Estate Associates, Inc. (“REA”), a commercial real estate investment and development company in Denver, Colorado. He has accomplished corporate turnaround projects, has served on a number of private company boards, and is also a director and Audit Committee Chairman of Ascent Solar Technologies Inc. (NASDAQ: ASTI), a developer and manufacturer of solar technology. He has a B.A. in History from the University of Colorado and an MBA from Harvard Business School. Mr. Swanson is Chairman of the Audit Committee.

Director Qualifications:

•

Leadership Experience – Advisor and performance coach to CEO’s and business owners in Colorado for 15 years through an affiliation with Vistage International, Inc; CFO of the DRTD and founder and president of REA; MBA from Harvard Business School; Director and Audit Committee Chairman of ADA-ES and Ascent Solar Technologies Inc.

•	Finance Experience – Consultant at Accenture and experience in the senior finance positions at the entities and the capacities described above.

No family relationship exists between any directors or executive officers.

CORPORATE GOVERNANCE

Director Independence

The Board maintains audit, compensation and nominating and governance committees. In our fiscal year 2010 all directors other than Dr. Durham and Mr. McKinnies qualified as “independent directors” as defined in NASD Rule 4200(a)(15), and each Board committee was comprised solely of independent directors. The charters of each committee are available on our website at www.adaes.com under “Investor Relations.”

Board Meetings and Committees

Our Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. However, in accordance with corporate legal principles, the Board is not involved in day-to-day operating matters. Members of the Board are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them weekly and monthly, and through discussions with the President and other officers.

The Board of Directors met eight times in 2010. At each of the Board of Directors meetings the independent directors were polled to determine if they believed an Executive Session was needed. On three occasions such sessions were held where management of the Company was excluded. Each of the Audit, Compensation and Nominating and Governance Committees met seven times in 2010. All of the directors were present for more than 75% of the meetings of the Board of Directors and the committees of which they were members held during their individual terms.

Audit Committee

Our Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which consists of Messrs. Derek Johnson, Ronald Johnson and Richard Swanson. Mr. Swanson serves as the chairman of the Audit Committee. Our Board has determined that Mr. Swanson is an Audit Committee Financial Expert. Mr. Swanson is “independent” as that term is used in the listing requirements for the Nasdaq Stock Market, and a brief listing of his relevant experience is stated in his biography above under the caption entitled “Experience and Qualifications of Director Nominees.”

The role and functions of the Audit Committee are set out in the Audit Committee Charter, as amended, originally adopted by the Company’s Board and most recently amended on September 23, 2005. The role of the Audit Committee is one of oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee’s functions include the following: reviewing and assessing the Audit Committee Charter annually; overseeing the Company’s compliance with legal, ethical and regulatory requirements; overseeing the Company’s processes to identify and manage business and financial risk; appointing, approving the compensation of and reviewing the Company’s relationships with its independent registered public accounting firm and/or other auditors and assessing the impact such relationships may have on the auditors’ objectivity and independence; taking other appropriate action to oversee the independence of the outside auditors; reviewing and considering the matters identified in Statement on Auditing Standards No. 61 with the outside auditors and management; reviewing and discussing the Company’s financial statements with the outside auditors and management; recommending whether the Company’s audited financial statements should be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission (“SEC”); and reporting to the Board on all such matters. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with the Company’s management and independent registered public accounting firm.

Report of the Audit Committee

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with the Company’s management; (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding communication with audit committees (AICPA Professional Standards, Vol. 1, AU section 380); and (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent accountants the independent accountants’ independence.

Based on the review and discussions with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the years ended December 31, 2010 and 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Respectfully submitted,

The Audit Committee:	Richard Swanson, Chairman
Derek Johnson
Ronald Johnson

Nominating and Governance Committee

Our Board has appointed a Nominating and Governance Committee consisting of Messrs. Caruso, Eaves, Derek Johnson, Marcum and Smith. Mr. Smith serves as the chairman of the Nominating and Governance Committee. The responsibilities of the Committee, as set forth in the Nominating and Governance Committee Charter, include selecting director nominees for the Board, reviewing director compensation and benefits and submitting the same to the entire Board for approval, overseeing the annual self-evaluation of the Board and its committees, recommending the structure and composition of Board committees to the entire Board for approval and monitoring in conjunction with the Audit Committee compliance with our Code of Conduct and granting any waivers thereto with respect to directors and executive officers, recommending individuals to serve as Chairperson of the Board and Chief Executive Officer and reviewing the Chief Executive Officer’s recommendations for individuals to serve as executive officers and analyzing and recommending such persons to the Board.

Criteria established for the selection of candidates for the Board include:

a.	An understanding of business and financial affairs and the complexities of an organization that operates as a public company in the business of the Company;

b.	A genuine interest in representing all of our shareholders and the interests of the Company overall;

c.	A willingness and ability to spend the necessary time required to function effectively as a director;

d.	An open-minded approach to matters and the resolve and ability to independently analyze matters presented for consideration;

e.	A reputation for honesty and integrity that is above reproach;

f.	Any qualifications required of independent directors by the NASDAQ Stock Market and applicable law; and

g.	As to any candidate who is an incumbent director (who continues to be otherwise qualified), the extent to which the continuing service of such person would promote stability and continuity in the Boardroom as a result of such person’s familiarity and insight into the Company’s affairs, and such person’s prior demonstrated ability to work with the Board as a collective body.

Director nominees are generally identified by our officers, directors or shareholders based on industry and business contacts. Regardless of the source of the nomination, nominees are interviewed and evaluated by the Nominating and Governance Committee, other members of the management team and the Board as deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee then presents qualified candidates to the Board for a final discussion and vote.

We do not have a formal policy with respect to the consideration of diversity in the identification of director nominees, but the Nominating and Governance Committee strives to select candidates for nomination to the Board with a variety of complementary skills so that, as a group, the Board possesses the appropriate talent, skills and expertise to oversee the Company’s businesses.

Under the Nominating and Governance Committee Charter, the Nominating and Governance Committee will consider nominees submitted by our shareholders. Recommendations of individuals that meet the criteria set forth in the Nominating and Governance Committee Charter for election at our 2012 annual meeting of shareholders may be submitted to the Committee in care of Mark H. McKinnies, Secretary, at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 no later than December 12, 2011.

The Committee has recommended to our Board the slate of directors for this Annual Meeting as set forth above. No third party was used in identifying or evaluating nominees, and we received no shareholder recommendations for nominees. The initial appointment of Mr. Eaves to our Board was made pursuant to a 2003 Subscription and Investment Agreement with Arch Coal, Inc. whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 100,000 shares of our common stock.

Compensation Committee

Our Board has appointed a Compensation Committee consisting of Messrs. Caruso, Eaves, Ronald Johnson, Marcum, Smith and Swanson. Mr. Caruso serves as the chairman of the Compensation Committee. The responsibilities of the Compensation Committee, as set forth in the Compensation Committee Charter, most recently amended on June 17, 2008, include reviewing our executive compensation programs to analyze their alignment with attracting, retaining and motivating our executive officers to achieve our business objectives; establishing annual and long-term performance goals for our executive officers and evaluating their performance in light of such goals, reviewing and making recommendations concerning our long-term incentive plans and shareholder proposals related to compensation and administering our equity-based and employee benefit plans. See “Executive Compensation” below for additional information.

Shareholder Communications to Directors

Any shareholder may communicate directly with the Board (or any individual director) by writing to the Chairman of the Board, ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 or by emailing the Board through the “Contact the Board” link on our website at www.adaes.com. Any such communication should state the number of shares beneficially owned by the shareholder making the communication. Provided that such communication addresses a legitimate business issue, the Company or the Chairman will forward the shareholder’s communication to the appropriate director. For any communication relating to accounting, auditing or fraud, such communication will be forwarded promptly to the Chairman of the Audit Committee.

Code of Ethics

We have adopted a Code of Conduct that applies to our officers, directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or other persons performing similar functions, which includes a code of ethics as defined in Item 406(b) of SEC Regulation S-K. A copy of our Code of Conduct, which was most recently amended in January 2011, is available on our website at www.adaes.com. We intend to disclose any amendments to certain provisions of our Code of Conduct, or waivers of such provisions granted to executive officers and directors, on our website.

Board Leadership Structure and Role in Risk Oversight

We have a policy of keeping the roles of Chief Executive Officer and Chairman of the Board separate, and the roles are currently filled by two different individuals. We believe this arrangement is appropriate as it recognizes the distinction between the role played by the Chief Executive Officer, which is a position being more heavily oriented towards day-to-day management, while the Chairman’s functions as an independent director whose role is to oversee the Board of Directors and is also able to participate in and chair executive sessions of the Board.

The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee periodically reports to the Board regarding briefings provided by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition to this compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s strategy and day-to-day business operations. The Board and management continually work together to assess and analyze our most likely areas of risk.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PERSONS NOMINATED BY THE BOARD FOR DIRECTORS, BEING ROBERT N. CARUSO, MICHAEL D. DURHAM, JOHN W. EAVES, DEREK C. JOHNSON, RONALD B. JOHNSON, W. PHILLIP MARCUM, MARK H. MCKINNIES, JEFFREY C. SMITH AND RICHARD J. SWANSON.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Registered Public Accounting Firm

Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) served as the Company’s independent registered public accounting firm for fiscal years 2009 and 2010 and has performed procedures related to the financial statements.

Shareholder ratification of the Audit Committee’s selection of EKS&H as our independent registered public accounting firm as requested in Proposal 3 is not required by our bylaws or otherwise. The Board is submitting this proposal to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain this firm. We anticipate that a representative of EKS&H, who conducted the audits for the years ended December 31, 2009 and 2010, will be present at the Annual Meeting of Shareholders. There have been no disagreements on matters of accounting principles or practices, financial statement disclosures or audit scope or procedures between the Company and EKS&H, during the most recent fiscal year or any subsequent interim period. The representative of EKS&H will be available to respond to shareholder questions and will have the opportunity to make a statement at that time if the representative desires to do so.

Audit Fees

	EKS&H
	2010	2009
Audit Fees (1)	$188,911	$181,750
Audit Related Fees	$-	$-
Tax Fees (2)	$5,618	$-
All Other Fees (3)	$4,000	$4,859

(1) Includes annual and quarterly review services related to our Form 8-K, 10-Q, 10-K filings, Section 404 internal control audit service and review services related to the filings of Registration Statements on Form S-3 and Form S-8.

(2) Includes services related to a sales and use tax audit for the years 2005 through 2009 from the state of Colorado.

(3) Includes consultation services related to the application of certain accounting principles related to revenue recognition and financial statement disclosures.

Audit Committee Approval of Services

The Audit Committee pre-approves all audit or non-audit services performed by our independent accountant in accordance with Audit Committee policy and applicable law. The Audit Committee generally provides pre-approval of audit services and services associated with SEC registration statements, other SEC filings and responses to SEC comment letters (Audit Fees) and services related to internal control reviews, internal control reporting requirements and consultations with our management as to accounting or disclosure treatment of transactions or events and the impact of rules, standards or interpretations by the SEC and other regulatory or standard-setting bodies (Audit-Related Fees) for each 12-month period within a range of approved fees. To avoid certain potential conflicts of interest, the law prohibits us from obtaining certain non-audit services from our independent accountant. The Audit Committee has delegated authority to approve permissible services to its Chairman. The Chairman reports such pre-approvals to the full Audit Committee at its next scheduled meeting. The Audit Committee Chairman pre-approved 100% of the services provided by the independent accountants in 2010. None of the services of the independent accountants in 2010 were of the type specified in Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

EXECUTIVE OFFICERS

Information concerning our executive officers who are not director nominees is provided below. See “Election of Directors” above for information regarding Dr. Durham and Mr. McKinnies.

Name	Age	Positions and Offices

C. Jean Bustard	53	Chief Operating Officer

Cameron E. Martin	53	Vice President Emissions Control Systems

Richard L. Miller	57	Vice President Business Development

Richard J. Schlager	59	Vice President Technology Services Division

Sharon M. Sjostrom	44	Vice President Technology

Each of the officers named above serves at the pleasure of the Board.

Ms. Bustard was appointed Chief Operating Officer of the Company in June 2004. Ms. Bustard served as Interim President of ADA-CS from October 2008 through September 2010 and has served as a member of its Board of Managers since October 2008. Prior to her appointment as COO, she served as Executive Vice President of ADA Environmental Solutions, LLC, our wholly-owned subsidiary, beginning with its formation in 1996. Ms. Bustard was employed by ADA Technologies from 1988 through 1996. Ms. Bustard holds a B.S. in Physics Education from Indiana University, an M.A. in Physics from Indiana State University and an Executive MBA from the University of Colorado.

Mr. Martin was appointed Vice President Emissions Control Systems of the Company in December 2007. Prior to that appointment he served the Company as a Director of Mercury Control since 2003, Director of Engineering since 1997 and Project Manager in 1996. Mr. Martin has a B.S. in Environmental Science from West Virginia University.

Mr. Miller has served as our Vice President Business Development since January 2011. Prior to that appointment he served as Vice President Business Development of Utility Systems from November 2005 to December 2010. He was previously employed by Hamon Research-Cottrell (HRC), a major provider of air pollution control technology solutions for utilities, refineries and other industries serving the North American market, from 1990 to November 2005, most recently as Vice President of Sales with primary responsibility in Particulate and Mercury Control Technologies. Prior to 1989, Mr. Miller was employed by Buell/General Electric Environmental Services, Inc. (now a part of Fisher-Klosterman, Inc., a CECO Environmental Company), in various technical and sales positions with direct responsibility for all fabric filter technologies. Mr. Miller currently serves as Co-Chair of ICAC’s Mercury Control division and has previously served as Chairman of ICAC’s Fabric Filter Division. Mr. Miller has an A.A.S. in Marine Science Technology from Southern Maine University, a B.S. Degree in Management from Lebanon Valley College and an Executive MBA from Colorado Technical University.

Mr. Schlager was appointed as our Vice President of Technology Services Division in August 2010. Prior to that appointment he serviced as Vice President of Administration of the Company since August 2007, served as the Vice President, Contract Research and Development from 2000 to 2007 and was employed by ADA Technologies from 1989 until that time. Mr. Schlager holds a B.S. in Chemistry and an M.S. in Metallurgical Engineering from the Colorado School of Mines.

Ms. Sjostrom served as Vice President of Technology from January 2007 to December 2010. Effective January 1, 2011, she was promoted to Chief Technology Officer. Previously she served the Company as Director, Technology Development since 2003 when we acquired her company EMC Engineering, LLC, an engineering services company, where she served as President since 2002. From 1998 until September 2002, Ms. Sjostrom served as Director of Emissions Control for Apogee Scientific, LLC, a provider of advanced engineering and environmental technologies. Ms. Sjostrom has a B.S. in Mechanical Engineering from Colorado State University, an M.S. in Mechanical Engineering from the California Institute of Technology and an Executive MBA from the University of Denver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table provides information with respect to the beneficial ownership of the Company’s common stock by (1) each of our shareholders whom we believe are beneficial owners of more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. We base the share amounts shown on each person’s beneficial ownership as of February 25, 2011 (including options exercisable within 60 days thereof), unless we indicate some other basis for the share amounts. Percentage ownership is calculated based on 7,603,176 shares outstanding as of February 25, 2011. Except as noted below, each of the individuals named below has sole voting and investment power for the respective shares.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
C. Jean Bustard (Chief Operating Officer) 8100 SouthPark Way, Littleton, CO	105,936(1)	1.4%
Robert N. Caruso (Director) 8100 SouthPark Way, Littleton, CO	31,558(2)	*
Michael D. Durham (Director, President and CEO) 8100 SouthPark Way, Littleton, CO	290,755(3)	3.8%
John W. Eaves (Director) 8100 SouthPark Way, Littleton, CO	1,000(4)	*
Derek Johnson (Director) 8100 SouthPark Way, Littleton, CO	31,550(5)	*
Ronald B. Johnson (Director) 8100 SouthPark Way, Littleton, CO	29,363(6)	*
W. Phillip Marcum(Director) 8100 SouthPark Way, Littleton, CO	36,849(7)	*
Cameron E. Martin (VP Emissions Control Systems) 8100 SouthPark Way, Littleton, CO	24,882(8)	*
Mark H. McKinnies (Director, Secretary, Senior VP and CFO) 8100 SouthPark Way, Littleton, CO	140,601(9)	1.8%
Richard Miller (VP Business Development for Utility Systems) 8100 SouthPark Way, Littleton, CO	36,203(10)	*
Richard J. Schlager (VP Technology Services Division) 8100 SouthPark Way, Littleton, CO	57,833(11)	*
Sharon M. Sjostrom (VP Technology) 8100 SouthPark Way, Littleton, CO	26,656(12)	*
Jeffrey C. Smith (Director) 8100 SouthPark Way, Littleton, CO	37,783	*
Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni 3400 Palos Verdes Drive West, Rancho Palos Verdes, CA 90275	400,000(13)	5.3%
Richard Swanson (Director) 8100 SouthPark Way, Littleton, CO	31,723(14)	*
Trafelet Capital Management, L. P., Trafelet & Company, LLC and Remy Trafelet 590 Madison Avenue, 39th Floor, New York, NY 10022	377,231(15)	5.0%

Directors and Officers as a Group (14 individuals)	882,692(16)	11.1%
*	Less than 1%.

Notes:

(1)	Included in the amount shown are 24,543 shares to which Ms. Bustard has the right to acquire beneficial ownership through stock options, 12,000 shares of restricted stock which have not yet vested and are subject to certain repurchase rights and 16,230 shares held in Ms. Bustard’s Retirement Plan account.

(2)	Included in the amount shown are 5,000 shares to which Mr. Caruso has the right to acquire beneficial ownership through stock options and 4,509 shares held by B/3 Management Resources, LLC, which is controlled by Mr. Caruso as a Managing Director.
(3)	Included in the amount shown are 52,909 shares held in Dr. Durham’s Retirement Plan account, 15,000 shares of restricted stock which have not yet vested and are subject to certain repurchase rights, and 49,010 shares to which Dr. Durham has the right to acquire beneficial ownership through stock options.
(4)	Does not include 288,023 shares held by Arch Coal, Inc. Mr. Eaves is President, Chief Operating Officer and a director of Arch Coal, Inc. and disclaims beneficial ownership of such shares.
(5)	Included in the amount shown are 5,000 shares to which Mr. Johnson has the right to acquire beneficial ownership through stock options.
(6)	Included in the amount shown are 4,783 shares held by the Johnson Family Trust and 24,580 shares held by Twin-Kem International, Inc., which is controlled by Mr. Johnson as the President and Owner.
(7)	Included in the amount shown are 5,000 shares to which Mr. Marcum has the right to acquire beneficial ownership through stock options.
(8)	Included in the amount shown are 2,417 shares to which Mr. Martin has the right to acquire beneficial ownership through stock options, 689 shares of restricted stock which have not vested and are subject to certain repurchase rights and 9,916 shares held in Mr. Martin’s Retirement Plan account.
(9)	Included in the amount shown are 38,067 shares held in Mr. McKinnies’ Retirement Plan account, 500 shares held as trustee for the MJ Kraft Trust, 12,500 shares of restricted stock which have not vested and are subject to certain repurchase rights and 34,210 shares to which Mr. McKinnies has the right to acquire beneficial ownership through stock options.
(10)	Included in the amount shown are 13,000 shares to which Mr. Miller has the right to acquire beneficial ownership through stock options, 1,500 shares of restricted stock which have not vested and are subject to certain repurchase rights and 4,666 shares held in Mr. Miller’s Retirement Plan account.
(11)	Included in the amount shown are 28,300 shares to which Mr. Schlager has the right to acquire beneficial ownership through stock options and 17,135 shares held in Mr. Schlager’s Retirement Plan account.
(12)	Included in the amount shown are 2,363 shares to which Ms. Sjostrom has the right to acquire beneficial ownership through stock options and 5,511 shares held in Ms. Sjostrom’s Retirement Plan account.
(13)	As of December 31, 2010 per joint Schedule 13G/A filed with the SEC on January 25, 2011, which reported as follows: Stiassni Capital Partners, LP owns all of the 400,000 shares, and Stiassni Capital, LLC is the general partner of Stiassni Capital Partners, LP. Mr. Nicholas C. Stiassni is managing member of Stiassni Capital LLC. Stiassni Capital Partners, LP, Stiassni Capital, LLC and Mr. Stiassni all have shared voting and dispositive power over the 400,000 shares.
(14)	Included in the amount shown are 5,000 shares to which Mr. Swanson has the right to acquire beneficial ownership through stock options.
(15)	As of January 31, 2011 per joint Schedule 13G filed with the SEC on February 10, 2011, which reported as follows: Trafelet Capital Management, L. P. owns all of the 377,231 shares. Trafelet Capital Management, L.P., Trafelet & Company, LLC and Remy Trafelet all have shared voting and dispositive power over the 377,231 shares.
(16)	The amount shown includes options to purchase 173,843 shares of our common stock held by individuals in the group.

EXECUTIVE COMPENSATION

Our philosophy for executive compensation is set forth in a document entitled “ADA-ES Executive Compensation Plan” (the “EC Plan”) which was adopted by the Board on November 4, 2004. The EC Plan applies to the Executive Team, which includes the President/Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and all Vice Presidents of the Company. Executives become eligible to participate in this plan after completing 12 months of continuous service with ADA-ES. Participation may be modified based on the Board’s approval.

The Compensation Committee establishes the base salary for all executive officers and establishes annual performance incentive metrics. The CEO makes recommendations as to base salary and incentive compensation of all other executive officers to the Committee. Base salary is defined as ongoing, cash compensation paid bi-weekly based on such factors as job responsibilities, external competitiveness, and the individual’s experience and performance. Pay ranges are set based on the local market for similar positions, with consideration given to regional and national rates of pay for employees serving similar functions in comparable companies. Base salary is typically increased annually based on cost of labor/living increases. In determining appropriate merit increases, we consider the actual market change for various job families in addition to published local CPI-U data. The market change is determined by tracking the year-over-year change in the median rate for a given position or job family using regional salary surveys. ADA-ES attempts to ensure middle market pay for solid performers and consider higher levels of pay for outstanding performers. ADA-ES does not intend to be a market leader in base compensation. A decision to materially increase or decrease compensation would be based on the aforementioned factors. Mountain States Employers Council, a regional compensation consultant (“MSEC”), has been engaged by the Compensation Committee and has assisted with the design and application of the EC Plan, advised on the appropriateness of incentive levels for executive positions and provided assistance in setting the weight for metrics in modeling the EC Plan.

In the second quarter of 2009 we instituted programs to conserve cash and working capital including a 30% reduction in cash compensation paid to certain executive officers. On April 13, 2010, our Board eliminated such reductions, such that such executive officers’ cash compensation was returned to their prior levels. On the same day, our Board also approved a 10% increase in the base salary of Dr. Durham, our President and CEO, and a 5% increase in the base salaries of Mr. McKinnies, our Senior Vice President and Chief Financial Officer, and Ms. Bustard, our Chief Operating Officer, based on recent market data from MSEC, the fact that we were at a critical point in implementing the Company’s growth strategy, in recognition of such executives’ recent significant achievements and to ensure retention of such individuals. On June 16, 2010 our Board approved the recoupment by the executive officers of the cash compensation they would have earned if the 30% reduction had not occurred in 2009. The reinstatement and recoupment amounts are reflected in the Summary Compensation table shown below. On July 27, 2010, the Compensation Committee approved an additional increase in Dr. Durham’s base salary to $405,000, in Mr. McKinnies’ base salary to $300,000, and in Ms. Bustard’s base salary to $255,000, all to be effective as of January 1, 2011 and increases in the salaries of the company’s other executive officers effective as of July 1, 2010. These increases were made based upon data provided by MSEC that showed higher salary levels for public company executives. Prior data considered by the Compensation Committee was primarily for private companies.

Annual performance incentives are designed to motivate the management team to achieve critical short-term goals, typically one to two years, which are expected to contribute to the long-term health and value of the organization. Incentives may be paid in cash or equity as determined by the Board. We generally grant restricted stock awards to new executives at the Board meeting following the commencement of employment.

Incentive amounts are set based on organization level and market practices. The performance metrics under the EC Plan focus on specific business objectives set during the first half of each year. Objectives are those quantitative metrics, such as revenue and working capital, which management and the Board determine are most important to the short and long term health and value of the organization. Potential incentive amounts for 2009 and 2010 performance were established at 50% and 40% of base salary for the CEO and other members of the executive team, respectively.

In 2004, we adopted the Executive Stock Option Plan (the “2004 ESO Plan”) discussed below, and granted all 200,000 options authorized under such plan to our then five executive officers, expecting to utilize the acceleration of vesting of such options, for so long as they are available, as the means to pay any incentive amounts earned by the executive officers pursuant to the EC Plan who are also covered in the 2004 ESO Plan for the following several years. Because the exercise prices of the outstanding options far exceeded our stock price, in early 2009, the Board vested all remaining outstanding stock options including those remaining in the 2004 ESO Plan. We have not granted options to the executive officers who received options under the 2004 ESO Plan since 2004. Our share-based compensation, including options granted under the 2003 Plan and the 2004 ESO Plan, is accounted for at an estimated fair value (See Footnote 1 to the Consolidated Financial Statements included in Item 8 of our Form 10-K for the year ended December 31, 2010).

Summary of vested shares from the 2004 ESO Plan:

	Shares	Option Exercise Price
Shares on January 1, 2005	172,920	-
2005 Vested	38,428	$8.60
2006 Vested	17,258	$8.60
2007 Vested	-	-
2008 Vested	-	-
2009 Vested	117,234	$8.60

Options granted under the 2004 ESO Plan are non-qualified stock options (“NQSO”). The Compensation Committee chose NQSOs as a means to pay any incentive amounts earned by the executive officers pursuant to the EC Plan because it believed such options aligned the interests of the executive officers with the interest of our shareholders, provided potential additional value from appreciation and allowed the recipient to determine the timing of tax consequences from the award. From a practical standpoint, such an approach does not work if the market price of the stock is at or near the option exercise price.

Annual incentive awards under the EC Plan for the CEO and the other executive officers as a group are made by the Compensation Committee in January or February of each year with respect to the previous year’s performance. The CEO has the discretion to allocate the incentive pool set by the Committee to the other executive officers, subject to final approval by the Committee Chairman over such allocations. Annual incentives, if any, are planned for payment by February 28th of the calendar year following the incentive period. Incentives paid in cash are subject to payroll taxes and other customary withholdings. These incentives can be deferred and paid to a designated beneficiary, although that has not been the case with any incentives awarded thus far. In early 2010 and 2011 the Compensation Committee approved an incentive award earned by executive officers based on 2009 and 2010 performance, respectively, under the EC Plan with a value of approximately $147,641 and $626,952, respectively, in the aggregate for the CEO and the other executive officers as a group. The Compensation Committee allocated 24% and 21% of the 2009 and 2010 Incentive Awards to the CEO and gave the CEO discretion to allocate the remaining amounts to the other executive officers. Each executive received 100% of his or her portion of the 2009 Incentive Award in the Company’s stock to the extent issuance was not capped by the annual per share limit of the 2007 Plan (defined below). In 2010, each executive officer could elect to receive a portion of his or her 2010 Incentive Award in stock.

From time to time the Board may recognize exemplary performance of any executive with a cash or stock award. Exemplary performance is performance that the Board determines to have required significant effort and commitment and is determined to have had a significant positive impact on the current or future performance of the organization. No such payments were made in 2009 and 2010.

The use of equity payments, such as using accelerated vesting of options granted under the 2004 ESO Plan, to make incentive payments and the award of stock-based incentives for achieving specific project milestones, is intended to link short-term success to long-term performance and decision making, and to align management and shareholder interests. Payments may be made in shares or options, as determined by the Board, considering accounting and regulatory restrictions, and the financial condition of the Company. The stock portions of the 2010 and the 2009 Incentive Awards are shown below in the Summary Compensation table under the “Stock Awards” column. The cash portions of the 2010 and 2009 Incentive Awards are shown below in the Summary Compensation table under the “Non-Equity Incentive Plan Compensation” column.

Crowfoot Incentive Program for Certain Executive Management

In March 2008, the Compensation Committee and the Board approved an incentive program (the “Crowfoot Incentive Program”) pursuant to the 2007 Plan under which 172,500 shares of ADA-ES common stock were awarded (but not vested) to four of our executive officers and an independent consultant as an incentive for the executives and the consultant to work diligently to attain certain milestones related to progress on the development, construction and operation of an activated carbon production facility (the “Crowfoot Project”). The facility was developed by Red River Environmental Products, LLC, a wholly-owned subsidiary of ADA-CS.

The eligible recipients of awards under the Crowfoot Incentive Program, and the number of shares awarded to each, are as follows: Michael Durham – 57,500 shares, Mark McKinnies – 46,000 shares, C. Jean Bustard – 46,000 shares, Richard Miller – 11,500 shares and Financial Consultant – 11,500 shares. A portion of the shares awarded to each of the recipients “vests” upon attainment of each defined milestone. In no event will the shares attributable to a milestone vest in the recipient if the milestone is not attained by a certain date (unless the milestone due date is extended, as described below).

The milestones under the Crowfoot Incentive Program are as follows:

•	Strategic Partner Plus Promote,

•	Off-Take Contracts,

•	Financial Close,

•	Project Schedule – Plant Start Up, and

•	Commercial Production and Profitability.

Each milestone has a target date by which the milestone is intended to be satisfied. The number of shares that become eligible for vesting diminishes by five percent (5%) of the number committed to a particular milestone for each month after the target date that the milestone remains unsatisfied. Therefore, if a particular milestone remains unsatisfied for twenty months after its target date, no shares will ever vest for that milestone and all shares attributed to that milestone will be eligible for repurchase by the Company for $.01 per share. Each recipient can request that we purchase up to 35% of the shares upon vesting for the fair market value of the shares (as defined in the 2007 Plan) to assist the recipient with tax obligations that may be owing at the time of vesting. The determination as to whether to purchase such shares rests solely in our discretion.

On March 25, 2010, the Compensation Committee amended the Crowfoot Incentive Program to extend the date for attainment of the “Financial Close” milestone. The due date for the Financial Close milestone was extended by 15.5 months from the previous due date as a result of delays in obtaining project financing that we believe were primarily caused by general economic conditions, which the Compensation Committee decided should not penalize the Program grantees.

On October 12, 2010, the Compensation Committee determined that the “Financial Close” and “Project Schedule- Plant Start Up” Milestones had been attained, and 95% of the shares of Common Stock dedicated to these Milestones totaling 43,950 vested. The named executive officers whose shares vested as a result of attainment of these milestones are Dr. Michael Durham (15,750 shares), Mr. Mark McKinnies (12,600 shares) and Ms. C. Jean Bustard (12,600 shares). The remaining 3,000 shares vested to a Financial Consultant. The five percent (5%) or 2,442 shares of Common Stock committed to these milestones were returned to the 2007 Plan as the milestones were not obtained by the due date.

On November 11, 2010, the Compensation Committee waived the condition in the Crowfoot Incentive Program that each participant be “meaningfully involved” in the Crowfoot Project at the time of vesting for each milestone given the Company’s reduced ownership of ADA-CS and the participants’ significant historical contributions to the Crowfoot Project. The Compensation Committee also waived the requirement for Dr. Durham, Mr. McKinnies and Ms. Bustard that such participants had to be employed by the Company or a subsidiary at the time of vesting for the final milestone, in case any of such participants were terminated without cause prior to such time given their significant contributions and efforts to achieve such milestone to date.

Stock Price Incentive Program for Certain Executive Management

In April 2008, the Compensation Committee established a “Stock Price Incentive Program,” for which 100,000 shares were reserved under the 2007 Plan. No awards have been made, and none are expected to be made under this program given that the milestone is unlikely to be achieved on a timely basis. The milestone for this program was that the price of our common stock had to equal or exceed $35.00 a share for 20 consecutive trading days, and must have been achieved by April 15, 2011.

Refined Coal Activities Supplemental Compensation Plan

On April 20, 2010, the Compensation Committee of our Board approved a supplemental compensation plan called the “Refined Coal Activities Supplemental Compensation Plan” pursuant to which a fund was established consisting of seven percent (7%) of the net profit, on a cash received basis, resulting from the Company’s “Refined Coal Activities” (as defined in the Plan), which will be determined based on the “Net Contribution Margin,” as defined, of each activity contributing to the Plan. As of this time, Refined Coal Activities include only the activities being carried out through Clean Coal, although the Compensation Committee can designate other activities to be included in the Plan. The amount available to the fund will be based on full cost accounting from the start of the activity contributing revenue to the fund, and revenue from any given customer will be included in the Plan for three years from the date revenue is first received from the customer. The amount available for distribution under the Plan will be calculated and paid annually following the close of our fiscal year. Three percent of the net profit, if any, from Refined Coal activities (42.85% of the fund) will be paid to the Company’s Chief Executive Officer, Michael Durham, and four percent of the net profit (57.15% of the fund) will be paid to eligible Plan participants (consisting of employees, contractors and consultants) who will be chosen annually by Dr. Durham (following the end of each fiscal year), based on their contributions to our Refined Coal Activities during the prior fiscal year. In early 2011, the Compensation Committee approved the calculation of the approximately $430,000 incentive award earned under the Refined Coal Activities Supplemental Compensation Plan in 2010. $184,000 of the 2010 Refined Coal Activities Supplemental Compensation Incentive Award was paid to the CEO and the CEO allocated the remaining amount to the other executive officers and employees.

Other Aspects of Executive Employment

There is no severance pay policy or other benefits payable after termination for any executive. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” below regarding executives’ obligations after termination.

In the event of a restatement of income, any overpayments made to executives may be reclaimed at the discretion of the Board of Directors.

We have key person term insurance for our CEO in the amount of $5 million and for our COO and CFO in the amount of $2 million for each individual. The policies may be assigned to the individuals upon termination of employment other than for cause whereupon the executive would be responsible for any premium payments.

Executives are encouraged to own a number of shares of stock equal to a value of at least one (1) times the annual base salary as a condition of continued employment with ADA-ES. Executives have five (5) years from the later of November 4, 2004 (the date the EC Plan was adopted) or the date of hire/promotion to accomplish this level of ownership. Ownership is calculated considering holdings of restricted stock, whether or not the restrictions have expired, private holdings, and shares held in retirement accounts. Holding of options also will be considered in the ownership calculation by adding the value of the spread of in-the-money options to the total value of other holdings. The Compensation Committee reviewed executive equity ownership against the ownership goals for our executives in April 2010.

After the stock ownership guidelines have been met, executives may sell unrestricted stock they have owned for a period greater than 12 months, and may exercise vested stock options and sell shares to pay for the exercise price and withholding tax, except as otherwise provided for in the underlying stock option agreement. The Company must be advised of any sale of stock options or shares of stock at least 30 days in advance or the executive must be engaged in a pre-announced program sale in compliance with federal securities laws, and such sales must be made in compliance with our insider trading policy.

Executives leaving the Company may be required to hold their stock in the Company for at least 6 months after leaving the Company.

The ADA-ES, Inc. Profit Sharing Retirement Plan, which is a plan qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) covers all eligible employees. Pursuant to that plan, we make matching contributions to each eligible employee’s account up to 7% of the employee’s eligible compensation, and may make, at the discretion of the Board, contributions based on the profitability of the Company to those accounts. Beginning in June 2009, we have made our matching contributions in shares of the Company’s common stock. No discretionary contributions were made to the 401(k) Plan in either 2009 or 2010. Investments in an employee’s account may be made in stocks, bonds, mutual funds and other investments permitted by the Plan’s administrator.

Employee contributions to the 401(k) Plan are 100% vested. Company contributions become 100% vested if an employee’s employment ends after the date such employee attains normal retirement age (age 65), dies or becomes disabled. If an employee’s employment is terminated prior to the date the employee attains normal retirement age (65) or dies or becomes disabled, the employee will become vested in the Company’s matching contributions and any discretionary contributions according to the schedule below:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

The following summary compensation table shows compensation during the fiscal years ended December 31, 2010 and 2009 of those persons who were, at December 31, 2010, our principal executive officer (“PEO”), and the two most highly compensated executive officers other than the PEO (collectively, the “NEOs”). Mark McKinnies is our principal financial officer (“PFO”). The structure of pay for each NEO is the same, although as noted above the potential incentive amounts under the EC Plan for 2009 and 2010 performance were established at 50% of base salary for the PEO and 40% of base salary for other NEOs.

Summary Compensation Table for Years Ended December 31, 2009 and 2010

Name of Individual and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Michael D. Durham	2010	$332,027	$-0-	$-0-	$-0-	$319,180	$-0-	$17,504	$668,711
President, CEO and Director (PEO)	2009	$209,651	$-0-	$53,220	$-0-	$-0-	$-0-	$13,438	$276,309

Mark H. McKinnies	2010	$266,903	$-0-	$29,860	$-0-	$105,237	$-0-	$15,056	$417,056
Senior VP, CFO and Director (PFO)	2009	$175,274	$-0-	$36,190	$-0-	$-0-	$-0-	$11,077	$222,541

C. Jean Bustard	2010	$253,199	$-0-	$29,860	$-0-	$ 94,408	$-0-	$13,082	$390,549
COO	2009	$164,074	$-0-	$36,190	$-0-	$-0-	$-0-	$10,517	$210,781

(1)	The 2010 amounts include deferred wages from 2009 that were earned and paid in shares of common stock in 2010 and were valued in accordance with FASB Topic 718.
(2)	Amounts equal the 2009 Incentive Award, which was paid in stock, and the portions of the 2010 Incentive Award executives elected to receive in stock, each valued in accordance with FASB Topic 718.
(3)	Includes the cash portion of the 2010 Incentive Award and the cash portion of the Refined Coal Activities Supplemental Compensation Plan.
(4)	Amounts represent matching contributions in cash or stock made or accruing to the 401(k) Plan by the Company for the benefit of the named individual.

Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Award: Market Value of Unearned Shares That Have Not Vested
Name	(1)							(2)	(2)

Michael D. Durham	49,010	-0-	-0-	$8.60	8/23/14	-0-	-0-	15,000	$167,400

Mark H. McKinnies	34,210	-0-	-0-	$8.60	8/23/14	-0-	-0-	12,000	$133,920

C. Jean Bustard	24,543	-0-	-0-	$8.60	8/23/14	-0-	-0-	12,000	$133,920

(1)	Represents options granted on August 23, 2004 pursuant to our 2004 ESO Plan.
(2)	The shares consist of Crowfoot Incentive Program awards granted on March 17, 2008. These shares will vest, if ever, upon the attainment of the last milestone set forth in the Program. The market value of such shares was determined based on a share price of $11.16 at December 31, 2010.

Nonqualified Deferred Compensation

Although our EC Plan allows for deferrals of payment, the Company does not currently have any deferred compensation plans that apply to the NEOs.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have executed employment agreements with every full-time employee, including our executive officers. The agreements with all of our executive officers contain the following provisions:

1.	Description of position, duties, authority, compensation, benefits and obligation of the employee to devote full time to the fulfillment of his/her obligations under the agreement.
2.	Obligations to disclose and Company ownership of inventions and confidential subject matter, which obligations survive for two years after termination of employment.
3.	Assignment of inventions, obligations regarding inventions and confirmation of no Company obligation to commercialize inventions, all of which survive after termination of employment.
4.	Acknowledgement that copyright works are “works for hire” and obligation of employee to maintain written records of all inventions and confidential subject matter.
5.	Restrictive obligations relating to confidential subject matter, which survive after termination of employment.
6.	Acknowledgement and agreement regarding no conflicting obligations and obligations upon termination of employment.

The agreements with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer also contain the following provisions:

1.	Automatic extensions for one-year periods unless previously terminated with appropriate advance notice.
2.	Three months’ prior written notice of intent to terminate by either the Company other than for cause, death or permanent disability or the employee.

The compensation amounts included in the employment agreements are subject to annual adjustment and the compensation levels for the named executive officers are shown in the tables above. None of our employment contracts or other agreements contain any provisions for the payment of any amounts that result from or will result from the resignation, retirement or any other termination of any executive officer’s employment with us or from a change-in-control of the Company or a change in the named executive officer’s responsibilities following a change-in-control except as described below.

Under our stock incentive plans, unless otherwise provided in a stock option agreement, options held by a director, executive or employee are exercisable after such person’s death or permanent disability without regarding to any vesting requirements of such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms filed or received by us, or written representations from the reporting persons, each Executive Officer, with the exception of Cameron Martin, filed two late reports each of which contained one transaction not reported on a timely basis. Cameron Martin filed three late reports containing one transaction not reported on a timely basis. Two of our Directors, Ronald Johnson and John Eaves, filed one late report contacting one transaction not reported on a timely basis.

Risks Arising from Compensation Policies and Practices

We believe that our compensation policies and practices do not motivate excessive or imprudent risk-taking. We note the following key aspects of our compensation in making this determination:

•	The Company’s EC Plan is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals in addition to the short-term health of the organization;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•

Our Crowfoot Incentive Program is based on achievement of specifically identified and disclosed milestones, all of which promote the long-term achievement of the operation of the activated carbon facility;

•

Our Refined Coal Activities Supplemental Compensation Plan is based on a portion of the net profit, on a cash received basis, resulting from our “Refined Coal Activities,” which takes into account both revenues and costs associated with that business; and

•	When considering the Company’s executive share ownership and holding objectives, the Company’s compensation programs are weighted towards offering long-term incentives.

Because of these factors, we believe that our compensation policies and practices, both for our employees generally and for our executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Our Nominating and Governance Committee has responsibility for reviewing the compensation plan for our non-management directors annually and making recommendations to the entire Board for approval. The Committee has not delegated authority to any other person to determine director compensation. Our two executive officers who serve on the Board have provided their views as to the amount and form of director compensation, and Mr. McKinnies, our Chief Financial Officer, has made recommendations to the Committee regarding the form of compensation (i.e. cash or stock) and tax and accounting ramifications of awards. In addition, the two executive officers who serve on our Board vote on the recommendations for director compensation made by the Committee to the Board. In October 2010, the Committee reviewed industry data from MSEC and the National Association of Corporate Directors Director Compensation Report and Survey Data and has sought the input of representatives of MSEC on its compensation structure and amounts.

•

Annual Retainer. In 2010, each non-management director was entitled to receive a $70,000 annual retainer, at least $35,000 of which was payable in stock (not to exceed any limits in the 2007 Plan) and the remainder of which is payable in cash. In October 2010, the Board approved a $10,000 increase in its annual retainer.

•	Initial Appointment or Election. Directors receive a one-time award of options to acquire 5,000 shares of our common stock upon initial appointment or election to the Board.

•

Chairman Retainers. The Chairman of the Board and Chairman of the Audit Committee each received $10,000 per year, and the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received $5,000 per year for their services in such positions. These amounts are all paid in cash.

•

Committee Service Retainers. Directors receive $2,500, payable in cash, for each standing committee on which such director serves (unless such director is receiving compensation for acting as Chairman of such Committee, in which case no additional sum is paid). From time to time, the Board of Directors may also establish special committees. In 2010, Messrs. Caruso, Marcum and Swanson each served on a special committee established by the Board for no additional compensation.

•

Update on Retainers. Pursuant to a Board meeting held on April 13, 2011, the Board adopted and approved a restructuring of each non-management director’s compensation so that the portion of each director’s applicable retainer that would normally would be paid in cash will now be paid in stock until such time as the Board decides to resume cash payments. The forgoing stock issuances are subject to any applicable limits in the 2007 Plan and are subject to the availability of stock under the 2007 Plan.

We have maintained directors and officers insurance coverage for our directors and executive officers since May 2006. The annual cost of such coverage is approximately $110,000.

Director Compensation During the Year Ended December 31, 2010

The following amounts were earned by our non-management directors who served during 2010. Dr. Durham and Mr. McKinnies do not receive any additional compensation for their service on the Board or any special committees.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert Caruso (1)	$43,750	$41,572	$-0-	$-0-	$-0-	$85,322
John Eaves (2)	$41,250	$34,215	$-0-	$-0-	$-0-	$75,465
Derek Johnson (1)	$41,250	$39,527	$-0-	$-0-	$-0-	$80,777
Ronald Johnson (3)	$43,125	$43,500	$-0-	$-0-	$-0-	$86,625
W. Phillip Marcum	$51,250	$39,407	$-0-	$-0-	$-0-	$90,657
Jeff Smith	$41,250	$34,873	$-0-	$-0-	$-0-	$76,123
Richard Swanson (4)	$48,750	$47,568	$-0-	$-0-	$-0-	$96,318

Totals	$310,625	$280,662	$-0-	$-0-	$-0-	$591,287

(1)	Cash fees are paid to a limited liability company owned by such individual.
(2)	Cash fees and shares issued for services from Mr. Eaves are paid or issued to Arch Coal, Inc.
(3)	Cash fees and shares issued for services from Mr. Ronald Johnson are paid or issued to Twin-Kem International, Inc.
(4)	Cash fees and shares issued for services from Mr. Swanson are paid or issued to R&K Corp.
(5)	Amounts represent retainers for services on the Board and on the Audit, Nominating and Governance, Compensation and special committees. Like our NEOs, the directors took reduced cash fees from the second quarter of 2009 through April 2010 as part of the Company’s cash conservation measures. The reductions were recouped in 2010 and are not included in these amounts. The 2009 cash fee reductions that were recouped in 2010 for each non-management director, in the order listed in the table are as follows: $4,958, $4,667, $4,667, $2,570, $5,833, $4,667 and $2,771. The amount in the table include fees earned in December 2010 that were paid in January 2011.
(6)	The fair value of stock awards, which represents the closing price on the date of issuance of $5.64, $5.20 and $5.07 times the number of shares issued on January 27, 2010, June 29, 2010 and September 20, 2010 respectively, in accordance with FASB ASC Topic 718, to each non-management director of shares of common stock as a portion of his compensation for services performed in 2010. The aggregate number of stock awards for each non-management director, in the order listed in the table, during the year ended December 31, 2010 was 7,718, 6,333, 7,325, 8,078, 7,342, 6,461 and 8,860. The number of shares issued was based on the market value on the dates on which such issuances were approved by the Board.
(7)	The aggregate number of fully vested outstanding stock options for each non-management director, in the order listed in the table, as of December 31, 2010 was 5,000, -0-, 5,000, -0-, 5,000, -0-, and 5,000, respectively. No options were awarded to our directors in the 2010 fiscal year.

STOCK INCENTIVE PLANS

2002 ADA-ES, Inc. Stock Option Plan

During 2003, the Company adopted the 2002 ADA-ES, Inc. Stock Option Plan, which was originally referred to as the 2002 Stock Option Plan (the “2003 Plan”), and reserved 400,000 shares of Common Stock for issuance under the plan. In general, all options granted under the 2003 Plan expire ten years from the date of grant unless otherwise specified by the Company’s Board. The exercise price of options was determined by the Compensation Committee of the Board at the time the option was granted of not less than 100% of the fair market value of a share of our Common Stock on the date the option is granted. During the first quarter of 2006, 19,900 options were granted under this plan. This plan was replaced by the 2007 Equity Incentive Plan described below, and as a result, 148,506 shares of Common Stock that were originally reserved for issuance upon exercise of options grantable under the 2003 Plan were removed from the 2003 Plan. As of December 31, 2010, 57,857 options remained outstanding and exercisable.

2004 ESO Plan

During 2004, we adopted the 2004 ESO Plan, which did not require shareholder approval. The 2004 ESO Plan authorized the grant of up to 200,000 options to purchase shares of our common stock to our executive officers. The 2004 ESO Plan is intended to promote our growth and profitability by awarding options to purchase our common stock in exchange for services performed and to be performed in the future. Options granted under the 2004 ESO Plan are generally intended to be non-qualified stock options (“NQSO”) for federal income tax purposes. The 2004 ESO Plan is administered by our Compensation Committee. In general, the exercise price of an option will be determined by the Compensation Committee at the time the option is granted and will not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. Under the 2004 ESO Plan, the grant of options is limited to 60,000 per individual. The options are exercisable over a 10-year period based on a vesting schedule, typically between 5% and 20% per year, which may be accelerated based on performance of the individual recipients as determined by our Compensation Committee. During 2004, all 200,000 options were granted under the 2004 ESO Plan to five executive officers, each of whom is a full-time employee. In 2009, all options were fully vested. During 2010, 30,600 previously vested options were exercised. As of December 31, 2010, 136,063 options remain outstanding and exercisable under this plan.

2005 Directors’ Compensation Plan

During 2005 we adopted the 2005 Directors’ Compensation Plan (the “2005 Plan”), which authorized the issuance of shares of common stock and the grant of options to purchase shares of our common stock to non-management directors. The 2005 Plan was approved by our shareholders at the 2005 Annual Meeting. The 2005 Plan is intended to advance our interests by providing eligible non-management directors an opportunity to acquire or increase an equity interest in the Company, create an increased incentive to expend maximum effort for our growth and success and encourage such eligible individuals to continue to service the Company. The 2005 Plan provides a portion of the annual compensation to our non-management directors in the form of awards of shares of common stock and vesting of options to purchase common stock for services performed for the Company. Under the 2005 Plan, the award of stock is limited to 1,000 shares per individual per year, and the grant of options is limited to 5,000 per individual in total. The aggregate number of shares of common stock reserved for issuance under the 2005 Plan totals 90,000 shares (50,000 in the form of stock awards and 40,000 in the form of options). The exercise price is the market price on the date of grant, the shares of common stock underlying the option will vest at a rate of no more than 1,667 shares per annual period per individual, and any unvested shares of Stock that are outstanding at the date the individual is no longer a director are forfeited. Shares may be issued and options may be granted under the 2005 Plan only to non-management directors of the Company or its subsidiaries.

The 2005 Plan will terminate ten years after the date of its adoption, if not earlier terminated by the Board. It may be amended, modified or terminated at any time if and when it is advisable in the absolute discretion of the Board, although certain amendments are subject to approval of regulatory bodies and our shareholders. No such amendment may adversely affect any options previously granted under the Plan without the consent of the recipient(s). The 2005 Plan is administered by a committee appointed by the Board, which currently consists of all Board members. As of December 31, 2010, 20,000 options remain outstanding and exercisable under this plan.

2007 Plan

During 2007, the Company adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which replaces the 2003 Plan. The 2007 Plan was further amended and restated as of August 31, 2010 to make non-material changes to assure Internal Revenue Code Section 409A compliance and to increase the non-management director annual grant limit to 15,000 shares of Common Stock from 10,000 shares. The 2007 Plan authorizes the issuance to employees, directors and consultants of up to 745,779 shares of Common Stock, either as restricted stock grants or to underlie options to purchase shares of our Common Stock. Under the 2007 Plan, the award of stock is limited to not more than 30,000 shares per individual per year with a maximum of 15,000 shares grantable in any year to non-management Directors. In general, all options granted under the 2007 Plan will expire ten years from the date of grant unless otherwise specified by the Board. The exercise price for options granted under the 2007 Plan will be the market price on the date of grant and the shares of Common Stock underlying the option will vest on the passage of specified times following the date of grant, the occurrence of one of more events, the satisfaction of performance criteria or other conditions specified by the Board. As of December 31, 2010, no options have been granted under the 2007 Plan.

In March 2008, in connection with the Crowfoot Incentive Program, 172,500 of restricted stock were awarded to four of our executive officers and an independent consultant for that Program. The shares awarded pursuant to the Crowfoot Incentive Program only vest upon attainment of certain milestones, as described above under “Executive Compensation.” As of December 31, 2010, 42,000 shares remain to be vested.

2009 Profit Sharing Retirement Plan

In June 2009, the Company revised its ADA-ES, Inc. Profit Sharing Retirement Plan, which is a plan qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The revision allows the Company to issue shares of Common Stock to employees to satisfy its obligation to match employee contributions under the terms of the 401(k) Plan in lieu of matching contributions in cash. The Company reserved 300,000 shares of its Common Stock for this purpose. The value of Common Stock issued as matching contributions under the 401(k) Plan is determined based on the per share market value of our Common Stock on the date of issuance. As of December 31, 2010, 183,794 shares of Common Stock have been reserved but not yet issued under the 401(k) Plan.

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2010

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	369,464	$9.29	42,806
Equity compensation plans not approved by security holders (2)	269,398	$6.95	181,355

Total	638,862	$8.31	289,802

(1)	Amounts shown represent options and/or shares covered under our 2003 Plan, our 2004 Plan, our 2005 Plan and our 2007 Plan described above.
(2)	Amounts shown in column (a) and column (b) represent 10-year options to purchase a total of 4,625 shares granted to two consultants in 2004 at an exercise price of $13.80 and options covered under our 2004 ESO Plan. Amounts shown in column (c) represent shares available for issuance under 2004 ESO Plan and shares under our 401(k) Plan described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a written policy with respect to all related party transactions involving the Company. Under this policy, any related party transaction, as defined (which excludes transactions available to all employees generally and transactions involving less than $5,000), may be consummated or may continue only if:

1.	the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
2.	the transaction has been approved by the disinterested members of the Board; and
3.	the compensation with respect to such transaction has been approved by our Compensation Committee.

Management must recommend any related party transactions it proposes that the Company enter into to the Audit Committee at its first regularly scheduled meeting each year. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, management must update the Audit Committee as to any material change to those proposed transactions. If management recommends any additional related party transactions subsequent to such meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by such Committee. If the Audit Committee does not ratify the transaction, however, management must make all reasonable efforts to cancel or annul such transaction.

Any material related party transaction must be disclosed to our full Board of Directors, and management must assure that all related party transactions are approved in accordance with any requirements of our financing or other agreements.

2010 Related Party Transactions

Other than our compensation arrangements and employment agreements with our executive officers, described above, we did not have any related party transactions during the 2010 fiscal year except those with Arch Coal described below, for which Mr. Eaves, one of our directors, serves as President, COO and a director. Mr. Eaves had no economic interest in these transactions. Mr. Eaves abstained from voting on these transactions. In addition, as required by our related party transaction policy, these transactions were approved by our audit committee before being recommended to the Board for approval and were then approved by the disinterested members of the Board.

Private Placement to Arch Coal

On March 23, 2010, we entered into a subscription agreement (the “Subscription Agreement”) with Arch Coal for the issuance and sale in a private placement of an aggregate of 143,885 shares of our common stock at a purchase price of $6.95 per share for aggregate proceeds of $1.0 million. The per-share price for the private placement was the closing sales price of our common stock as listed on the NASDAQ Capital Market on March 22, 2010, the day before we entered into the Subscription Agreement. We used the net proceeds of the private placement to make capital contributions to Clean Coal to fund our 50% share of the repayment by Clean Coal of a loan from our joint venture partner in Clean Coal. No placement agent was involved in the transaction.

License Agreement with Arch Coal

On June 25, 2010, we entered into a Development and License Agreement (the “License Agreement”) with Arch Coal. Pursuant to the License Agreement, we provided Arch Coal with an exclusive, non-transferable license to use certain technology to enhance coal by the application of additives for coal mined by Arch Coal at mines and sites located in the PRB. We expect that the technology will reduce certain emissions from the burning of the PRB coal, which should help to meet standards that are in the process of being promulgated by the EPA. Pursuant to the License Agreement, we are providing development services to Arch Coal aimed at applying the technology to the PRB coal. In addition, if we develop improvements to the technology that are related to the reduction of certain emissions from the burning of PRB coal, that technology will either be included in the license at no additional cost, or, under certain circumstances, we will negotiate with Arch Coal to determine if Arch Coal wants to use the additional improvements. We retain all right, title and interest, including all intellectual property rights, in and to any technology we license to Arch Coal.

In consideration for the development work and the license to Arch Coal, Arch Coal paid us an initial, non-refundable license fee in cash of $2 million in June 2010. Arch Coal may be obligated to make royalty payments to us that could amount to as much as $1 per ton of coal sold by Arch Coal, depending upon the successful implementation of the technology and Arch Coal’s future sales of the resulting enhanced coal product. Arch Coal currently produces more than 100 million tons of PRB coal per year. Any royalty ultimately payable under the License Agreement will first be subject to credit to Arch Coal of an amount equal to the initial license fee, other development and operational costs paid by Arch Coal plus a rate of return on such payments.

As a part of entering into the License Agreement we agreed to negotiate and enter into a Supply Agreement under which Arch Coal will purchase the additives described in the License Agreement exclusively from us, and we will supply Arch Coal with the additives it needs. We are still negotiating the final terms of the Supply Agreement.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT

ANNUAL MEETING OF SHAREHOLDERS

We anticipate that our next Annual Meeting of Shareholders will be held in June 2012. Any Shareholder of record of the Company who desires to submit a proper proposal for inclusion in the proxy material related to the next Annual Meeting of Shareholders must do so in writing and it must be received at our principal executive offices on or before December 12, 2011. If a shareholder intends to submit a proposal at the meeting that is not included in the Company’s proxy statement, and the shareholder fails to notify the Company prior to February 22, 2012 of such proposal, then to the extent permitted by law, the proxies appointed by the Company’s management would be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. The proponent must own 1% or more of the outstanding shares or $2,000 in market value, of our Common Stock and must have continuously owned such shares for one year and intend to continue to hold such shares through the date of the Annual Meeting in order to present a shareholder proposal to the Company.

ANNUAL REPORT ON FORM 10-K

We will provide our Annual Report on Form 10-K concerning our operations during the fiscal year ended December 31, 2010, including certified consolidated financial statements and any financial statement schedules for the year then ended, to our shareholders without charge upon request to Mark H. McKinnies, Secretary, ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120. Exhibits listed in the Form 10-K are available upon request to shareholders at a nominal charge for printing and mailing.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting of Shareholders. If other matters properly come before the Meeting, to the extent permitted by law, the persons named in the accompanying form of Proxy intend to vote on such other matters in accordance with their best judgment.

PROXY	For an Annual Meeting of Shareholders of	PROXY
ADA-ES, INC.

Proxy Solicited on Behalf of the Board of Directors

This proxy will be voted in respect of the matters listed in accordance with the choice, if any, indicated in the spaces provided. If no choice is indicated, the proxy will be voted for such matter. If any amendments or variations are to be voted on, or any further matter properly comes before the Meeting, to the extent permitted by law, this proxy will be voted according to the best judgment of the person voting the proxy at the Meeting. This form should be read in conjunction with the accompanying Notice of Meeting and Proxy Statement.

NOTES:

1. Please date and sign (exactly as the shares represented by this Proxy are registered) and return promptly. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. If no date is stated by the shareholder(s), the Proxy is deemed to bear the date upon which it was mailed by management to the shareholder(s).

2. To be valid, this Proxy form, duly signed and dated, must arrive at the office of the Company’s transfer agent, Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the day of the Meeting or any postponement or adjournment thereof.

The undersigned shareholder of ADA-ES, Inc. (the “Company”) hereby appoints Michael D. Durham and Robert N. Caruso or, failing them, Mark H. McKinnies, as nominee of the undersigned to attend, vote and act for and in the name of the undersigned at the Annual Meeting of the Shareholders of the Company (the “Meeting”) to be held at the Pinehurst Country Club, located at 6255 W. Quincy Avenue, Denver, Colorado on Tuesday, June 7, 2011, at 9:00 a.m. (local time), and at any postponement or adjournment thereof, and the undersigned hereby revokes any former proxy given to attend and vote at the Meeting.

THE NOMINEE IS HEREBY INSTRUCTED TO VOTE AS FOLLOWS WITH RESPECT TO THE FOLLOWING MATTERS PROPOSED BY THE COMPANY:

1. PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS:

Nominees:
Robert N. Caruso
Michael D. Durham
John W. Eaves
Derek C. Johnson
Ronald B. Johnson
W. Phillip Marcum
Mark H. McKinnies
Jeffrey C. Smith
Richard J. Swanson

[    ]  FOR ALL NOMINEES

[    ]  WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ]  FOR ALL NOMINEES, EXCEPT THE FOLLOWING:

2. PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011:

[    ]  FOR

[    ]  AGAINST

[    ]  ABSTAIN

3. To the extent permitted by law, consider and vote upon such other matters as may properly come before the Meeting or any postponement or adjournment thereof.

Dated this          day of                     , 2011.

Signature of Shareholder(s)

(Please print name of Shareholder[s])

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.